ACCOUNTANTS' CONSENT

The Board of Directors
Devcon International Corp. and Subsidiaries:

We consent to incorporation by reference in the registration statements (No. 33-32968 and No. 33-59557) on Form S-8 and (No. 33-65235) on Form S-3 of Devcon International Corp. and subsidiaries of our report dated March 27, 1998, relating to the consolidated balance sheets of Devcon International Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which report appears in the December 31, 1997 annual report on Form 10- K of Devcon International Corp. and subsidiaries.

                                                           KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida
March 27, 1998